EXHIBIT 10(aj)

National Western Life Insurance Company
2003 Domestic Marketing Officer Bonus Program

The Bonus Program ("Program") is designed to reward Domestic Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) persistency, and (3) expense management.

Each of the above performance factors will have an assigned target level for purposes of the Program. Succeeding years under the Program will have agreed upon target levels by year. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 60% for sales performance, 20% for persistency performance, and 20% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component:

The sales component of the Program is further subdivided between Life production and Annuity production. For 2003, the Domestic sales goals are:

Life -- $7,250,000 net placed annualized target premium
Annuities -- $440,000,000 net placed total premium

The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with the Life and Annuity sales production levels achieved in 2003 will be applied to 100% of each Domestic Marketing officer's base salary in accordance with the following grid:

Life Placed Target Premium	Bonus %	Annuity Placed Total Premium	Bonus %
$2,250,000	5.0%	$360,000,000	3.0%
$3,250,000	10.0%	$376,000,000	6.0%
$4,250,000	15.0%	$392,000,000	12.0%
$5,250,000	20.0%	$408,000,000	18.0%
$6,250,000	25.0%	$424,000,000	24.0%
$7,250,000	30.0%	$440,000,000	30.0%
$7,500,000	36.0%	$472,000,000	36.0%
$7,750,000	42.0%	$504,000,000	42.0%
$8,000,000	48.0%	$536,000,000	48.0%
$8,250,000	54.0%	$568,000,000	54.0%
$8,500,000	60.0%	$600,000,000	60.0%
$8,750,000	66.0%	$632,000,000	66.0%
$9,000,000	72.0%	$664,000,000	72.0%
Increment for every $250,000 thereafter	6.0%	Increment for every $32 million thereafter	6.0%

Assuming an officer salary of $100,000 and 2003 production of $7,300,000 of Life placed target premium and $506,000,000 of Annuity placed total premium, the officer's 2003 sales bonus component under the Program would be $72,000 ($100,000 x 30% for Life business plus $100,000 x 42% for Annuity business).

Persistency Component:

Similar to the sales component, the persistency component of the Program is further subdivided between Life business and Annuity business. The target persistency performance factors have been supplied by Actuarial and are as follows:

For Life business:
    First year annual lapse rate: 18.0% for Traditional and 10.0% for UL
    Second year annual lapse rate: 11.0% for Traditional and 15.0% for UL
    Third year annual lapse rate: 10.0% for Traditional and 12.5% for UL

For Annuity business (approximate, based upon product mix):
    First year annual lapse rate of 2.0%
    Second year annual lapse rate of 6.0%
    Third year annual lapse rate of 9.0%

The target persistency calculations will be done a rolling basis by applying a monthly factor, which equates over twelve months to the annual lapse rate, to each month's sales from the month of sale and each successive month thereafter. Accordingly, the target persistency calculation will be a weighting of each month's sales amount and its corresponding duration at the time of measurement. The lapse factors used for establishing the target persistency will be based upon a weighted average of the type of business placed (i.e. Traditional versus UL). Actual persistency will be compared to target persistency for purposes of determining the bonus percentage. For purposes of the Program, the persistency calculation will only be applied to business placed beginning in January 2002 and following (i.e. inforce Annuity business as of 12/31/01 will not be part of the persistency calculation).

Based upon these persistency performance factors, the bonus percentage corresponding with the Life and Annuity persistency levels achieved in 2003 will be applied to 100% of each Domestic Marketing officer's base salary in accordance with the following grid:

Assuming an officer salary of $100,000 and 2003 persistency of Target + 1% for Life business and Target -- 0.50% for Annuity business, the officer's 2003 persistency bonus component under the Program would be $18,000 ($100,000 x 12% for Life business plus $100,000 x 6% for Annuity business).

Expense Component (20% of base salary):

The expense component of the program is based upon actual expense management versus budgeted expenses. Budgeted expenses are those amounts approved by the Budget Committee as part of the annual budgeting process.

Based upon the approved budgeted expenses, the bonus percentage corresponding with the actual expense levels achieved in 2003 will be applied to 100% of each Domestic Marketing officer's base salary in accordance with the following grid:

Assuming an officer salary of $100,000 and 2003 actual expenses at 96% of Budget, the officer's 2003 expense management bonus component under the Program would be $28,000 ($100,000 x 28%).

From the above examples, the officer with a $100,000 base salary would receive a 2003 bonus under the program of $118,000 ($72,000 sales plus $18,000 persistency plus $28,000 expense management) reflecting sales and expense management above "par" and persistency below "par".

Administration:

Bonus amounts under the program will be calculated and advanced monthly assuming "par" levels with true up for actual results performed quarterly. The quarterly true up of the bonus amount will be based upon year-to-date results with previous advances subtracted from the year-to-date advance calculated. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the monthly bonus advance payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid in a previous month(s) will not be recouped from the participants in the event of suspension of monthly payments except at the end of the Program year if unearned.

If employment with the Company is terminated for any reason other than "termination for cause" by NWL, the bonus amount paid at termination will be based upon the prorated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual's spouse, and if the individual's spouse is also not living at that time, then to the individual's children.

April 9, 2003